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EXHIBIT 11.  COMPUTATION OF PER SHARE EARNINGS

Weighted average common and common equivalent shares for the years ended March 31, 1996, 1995 and 1994 are computed as follows:

                                                         1996         1995         1994
Primary:
Net Income                                          $     1.53   $     1.34   $     1.71
- -----------------------------------------------------------------------------------------
  Weighted average shares outstanding                3,277,752    3,059,324    2,968,824
  Common shares assumed outstanding to
  reflect dilutive effect of common stock options       83,230       41,336       91,706
- -----------------------------------------------------------------------------------------
  Weighted average shares and common
  equivalent shares outstanding                      3,360,982    3,100,660    3,060,530
- -----------------------------------------------------------------------------------------
Fully diluted:
Net Income                                          $     1.53   $     1.34   $     1.70
- -----------------------------------------------------------------------------------------
  Weighted average shares outstanding                3,277,752    3,059,324    2,968,824
  Common shares assumed outstanding to
  reflect dilutive effect of common stock options       86,088       45,468       94,368
- -----------------------------------------------------------------------------------------
  Weighted average shares and common
  equivalent shares outstanding                      3,363,840    3,104,792    3,063,192
- -----------------------------------------------------------------------------------------

All share data has been adjusted to reflect the effect of a two-for-one stock split of the Company's common stock effected in the form of a stock dividend paid on December 21, 1995.



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